Contact: Brock Hill

(626) 535-1932

COAST LITIGATION TRUST ANNOUNCES

TEMPORARY CONTINUED DESIGNATION OF CPR CERTIFICATES

FOR TRADING ON NASDAQ

PASADENA, Calif., April 28, 2003—The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the “Trust”) announced that it has been notified by The NASDAQ National Market (“NASDAQ”) that NASDAQ has determined not to immediately terminate the CPR Certificates designation for trading, but to terminate such designation on the date that the Trust will dissolve, May 24, 2003. Subsequent to such termination, the CPR Certificates will no longer be designated for trading on a national securities exchange.

As announced on April 24, 2003, the Trust has directed Coast Federal Bank, Federal Savings Bank (“Coast Federal”) not to seek United States Supreme Court review of the en banc decision in favor of the government entered by the United States Court of Appeals for the Federal Circuit on March 24, 2003, and not to continue to prosecute the Litigation. As a result, the Litigation will terminate, no award of monetary damages will be made to Coast Federal, no monetary payment will be made from the Trust to holders of the CPR Certificates, and the Trust will dissolve on May 24, 2003.

The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc. (“Coast Savings”), merged with and into H.F. Ahmanson & Co., holds Ahmanson’s or its successor’s commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in Coast Federal Bank, Federal Savings Bank v. The United States (Claims Court Civil Action No. 92-466C). The CPR Certificates, representing undivided interests in Ahmanson’s commitment, were publicly issued by the Trust to the holders of Coast Savings’ common stock immediately prior to the effectiveness of Coast Savings’ merger with Ahmanson on February 13, 1998. The CPR Certificates have traded on the NASDAQ under the symbol CCPRZ.##